Exhibit 99.1

Enanta Pharmaceuticals Reports Financial Results for its Fiscal Third Quarter Ended June 30, 2025

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On Track to Report Topline Data for RSVHR, a Phase 2 Study of Zelicapavir in High-Risk Adults Infected with Respiratory Syncytial Virus (RSV), in September
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On Track to Select a STAT6 Development Candidate in 2H 2025
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Conducting IND Enabling Studies of EPS-1421, an Oral KIT Inhibitor Candidate, in Development for the Treatment of Chronic Spontaneous Urticaria and Other Mast Cell Driven Diseases
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Operations Supported by Cash and Marketable Securities Totaling $204.1 Million at June 30, 2025, as well as Continuing Retained Royalties

WATERTOWN, Mass., August 11, 2025 – Enanta Pharmaceuticals, Inc. (NASDAQ:ENTA), a clinical-stage biotechnology company dedicated to creating small molecule drugs for viral infections and immunological diseases, today reported financial results for its fiscal third quarter ended June 30, 2025.

“This past quarter we continued to make steady progress across our pipeline, marked by the completion of enrollment in the RSVHR trial, a proof-of-concept study of zelicapavir in high-risk adults infected with RSV. These patients face a heightened risk of serious illness from RSV, but currently there are no approved antiviral treatments available. We look forward to reporting topline data for the RSVHR trial in September,” said Jay. R. Luly, Ph.D., President and Chief Executive Officer at Enanta Pharmaceuticals. “We have continued to execute on advancing multiple immunology programs including high-impact targets, KIT and STAT6. We are progressing IND-enabling studies for our oral KIT inhibitor, EPS-1421, and expect to select a lead development candidate for our oral STAT6 inhibitor program in the second half of this year. We plan to build on our emerging pipeline of highly selective and potent oral inhibitors for the treatment of inflammatory diseases with the announcement of a third program later this year.”

Fiscal Third Quarter Ended June 30, 2025 Financial Results

Total revenue for the three months ended June 30, 2025 was $18.3 million and consisted of royalty revenue from worldwide net sales of AbbVie’s hepatitis C virus (HCV) regimen MAVYRET®/MAVIRET® (glecaprevir/pibrentasvir), compared to $18.0 million for the three months ended June 30, 2024.

A portion (54.5%) of Enanta’s ongoing royalty revenue from AbbVie’s net sales of MAVYRET®/MAVIRET® is paid to OMERS, one of Canada’s largest defined benefit pension plans, pursuant to a royalty sale transaction affecting royalties earned after June 2023. For financial reporting purposes, the transaction was treated as debt, with the upfront purchase payment of $200.0 million recorded as a liability. Each quarter, Enanta records 100% of the royalty earned as revenue and then amortizes the debt liability proportionally as 54.5% of the cash royalty payments are paid to OMERS through June 30, 2032 subject to a cap of 1.42 times the purchase payment, after which point 100% of the cash royalty payments will be retained by Enanta. Interest expense from the royalty sale for the three months ended June 30, 2025 was $1.6 million, compared to $2.4 million for the three months ended June 30, 2024.

Research and development expenses totaled $27.2 million for the three months ended June 30, 2025, compared to $28.7 million for the three months ended June 30, 2024. The decrease was primarily due to a decrease in expenses as a result of the timing of clinical trials in the Company’s RSV programs.

General and administrative expenses totaled $10.0 million for the three months ended June 30, 2025, compared to $13.4 million for the three months ended June 30, 2024. The decrease was primarily due to a decrease in legal expenses related to the Company’s patent infringement lawsuit against Pfizer.

Interest and investment income, net, totaled $2.3 million for the three months ended June 30, 2025, compared to $3.5 million for the three months ended June 30, 2024. The decrease was due to lower cash and investment balances year-over-year.

Enanta recorded income tax expense of less than $0.1 million for the three months ended June 30, 2025, compared to an income tax benefit of $0.4 million for the three months ended June 30, 2024. The Company received its federal income tax refund of $33.8 million in April 2025.

Net loss for the three months ended June 30, 2025 was $18.3 million, or a loss of $0.85 per diluted common share, compared to a net loss of $22.7 million, or a loss of $1.07 per diluted common share, for the corresponding period in 2024.

Enanta’s cash, cash equivalents and short-term marketable securities totaled $204.1 million at June 30, 2025. Enanta expects that its current cash, cash equivalents and marketable securities and its continuing portion of cash from future royalty revenue, should be sufficient to meet the anticipated cash requirements of its existing business and development programs into fiscal year 2028.

Virology

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Enanta’s virology pipeline is focused on developing oral antiviral treatments for serious infections, including the leading RSV therapeutic portfolio, consisting of zelicapavir and EDP-323, both of which received Fast Track designation from the U.S. Food and Drug Administration (FDA). The Company will evaluate potential partnership opportunities to further develop these RSV assets.
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Zelicapavir, a potent, oral N-protein inhibitor, is currently being evaluated in RSVHR, a Phase 2b, randomized, double-blind, placebo-controlled study in adults with RSV infection who are at high risk of complications. This includes patients over age 65 years and/or those with congestive heart failure, chronic obstructive pulmonary disease or asthma. Enrollment in RSVHR is complete with 186 patients and the Company is on track to report topline data in September.
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In May, the Company presented data at the European Society for Paediatric Infectious Diseases (ESPID) 2025 Conference highlighting its previously reported positive results from the Phase 2 study of zelicapavir in pediatric patients, including new data on population PK/PD and shortened time to viral load negativity. The presentation can be found on the Company’s website.
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EDP-323 is a potent, oral RSV L-protein inhibitor, which can be used alone or in combination with other agents, such as zelicapavir, to potentially broaden the treatment window or addressable patient populations.
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In April, in an oral presentation at the European Society of Clinical Microbiology & Infectious Diseases Global 2025 Conference (ESCMID), Enanta presented results from its previously disclosed Phase 2a human challenge study of EDP-323 and highlighted new data on reduced respiratory mucus production. The presentation can be found on the Company’s website.

Immunology

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Enanta’s immunology pipeline is focused on designing and developing highly potent and selective oral inhibitors for the treatment of inflammatory diseases, by targeting key drivers of the type 2 immune response.
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IND enabling studies and scale-up activities are ongoing for EPS-1421, a novel, potent, and selective oral inhibitor of KIT. EPS-1421 is being developed to treat chronic spontaneous urticaria and other mast cell driven indications by depleting mast cells through KIT inhibition, thereby addressing a primary driver of these diseases. EPS-1421 inhibits KIT with nanomolar potency in both binding and cellular assays, has sub-nanomolar activity in vivo, is highly selective for KIT versus other kinases, and has demonstrated good in vitro and in vivo ADME properties preclinically.
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Enanta remains on track to select a STAT6 inhibitor development candidate in the second half of 2025. Preclinical data show Enanta’s prototype oral STAT6 inhibitors exhibit potent nanomolar activity and are highly selective for STAT6. Importantly, the prototype oral inhibitors resulted in rapid and complete inhibition of IL-4 induced phosphorylated STAT6 after a single oral dose in a mouse, demonstrating in vivo target engagement. Further, the prototypes reduced STAT6 activation and suppressed a type 2 inflammatory profile in an acute OVA asthma model. Finally, the prototypes display favorable in vitro and in vivo ADME properties with once-daily dosing potential.
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Enanta plans to expand its immunology pipeline with the introduction of a third program in 2025.

Corporate

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Enanta’s Partner AbbVie received FDA approval of an expanded indication for MAVYRET® (glecaprevir/pibrentasvir) as the first and only treatment for people with acute HCV.
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Enanta plans to issue its fiscal fourth quarter and year-end financial results press release on November 17, 2025.

About Enanta Pharmaceuticals, Inc.

Enanta is using its robust, chemistry-driven approach and drug discovery capabilities to become a leader in the discovery and development of small molecule drugs with an emphasis on indications in virology and immunology. Enanta’s clinical programs are currently focused on respiratory syncytial virus (RSV) and its earlier-stage immunology pipeline aims to develop treatments for inflammatory diseases by targeting key drivers of the type 2 immune response, including KIT and STAT6 inhibition.

Glecaprevir, a protease inhibitor discovered by Enanta, is part of one of the leading treatment regimens for curing hepatitis C virus (HCV) infection and is sold by AbbVie in numerous countries under the tradenames MAVYRET® (U.S.) and MAVIRET® (ex-U.S.) (glecaprevir/pibrentasvir). A portion of Enanta’s royalties from HCV products developed under its collaboration with AbbVie contribute ongoing funding to Enanta’s operations. Please visit www.enanta.com for more information.

Forward Looking Statements

This press release contains forward-looking statements, including statements with respect to the timeline and prospects for advancement of Enanta’s clinical programs in RSV and its preclinical immunology programs, including its programs targeting KIT and STAT6 inhibition. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: the impact of development, regulatory and marketing efforts of others with respect to vaccines and competitive treatments for RSV; the discovery and development risks of Enanta’s programs in virology and immunology; Enanta’s lack of clinical development experience; Enanta’s ability to partner its RSV or other programs; Enanta’s need to attract and retain senior management and key research and development personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s Form 10-K for the fiscal year-ended September 30, 2024, and any other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Media and Investors Contact:

Jennifer Viera

jviera@enanta.com

Tables to Follow

ENANTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Revenue	$18,314	$17,971	$50,199	$53,028
Operating expenses
Research and development	27,210	28,742	82,931	100,698
General and administrative	9,997	13,414	34,231	44,167
Total operating expenses	37,207	42,156	117,162	144,865
Loss from operations	(18,893)	(24,185)	(66,963)	(91,837)
Interest expense	(1,618)	(2,355)	(5,294)	(8,359)
Interest and investment income, net	2,285	3,487	7,376	11,594
Loss before income taxes	(18,226)	(23,053)	(64,881)	(88,602)
Income tax (expense) benefit	(29)	395	1,692	1,380
Net loss	$(18,255)	$(22,658)	$(63,189)	$(87,222)

Net loss per share
Basic	$(0.85)	$(1.07)	$(2.96)	$(4.12)
Diluted	$(0.85)	$(1.07)	$(2.96)	$(4.12)
Weighted average common shares outstanding
Basic	21,377	21,180	21,322	21,145
Diluted	21,377	21,180	21,322	21,145

ENANTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	June 30,	September 30,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$44,812	$37,233
Short-term marketable securities	159,299	210,953
Accounts receivable	8,333	6,646
Prepaid expenses and other current assets	10,240	12,413
Income tax receivable	24	31,999
Short-term restricted cash	—	608
Total current assets	222,708	299,852
Property and equipment, net	36,617	32,688
Operating lease, right-of-use assets	38,250	40,658
Long-term restricted cash	3,360	3,360
Other long-term assets	94	94
Total assets	$301,029	$376,652
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,547	$8,002
Accrued expenses and other current liabilities	10,853	13,547
Liability related to the sale of future royalties	27,755	34,462
Operating lease liabilities	2,394	1,524
Total current liabilities	44,549	57,535
Liability related to the sale of future royalties, net of current portion	119,943	134,779
Operating lease liabilities, net of current portion	55,656	53,943
Series 1 nonconvertible preferred stock	1,350	1,350
Other long-term liabilities	252	231
Total liabilities	221,750	247,838
Total stockholders' equity	79,279	128,814
Total liabilities and stockholders' equity	$301,029	$376,652